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                                                           OMB APPROVAL
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------                                              OMB Number:      3235-0362
FORM 5                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response.... 1.0
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[ ] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
McGill             Dennis                      Hastings Entertainment Inc/HAST                Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------     X  Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S. Identification   4. Statement for      ----              ---
3601 Plains Blvd                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person, if an entity         1/2000           ----        title ---       below)
                 (Street)                         (Voluntary)             -------------------               below)
Amarillo,           TX              79102                                 5. If Amendment,           Chief Financial Officer
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Reporting
                                                                          ------------------         (Check applicable line)

                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                (Month/      (Instr.                                   end of Issuer's     Direct         Benefi-
                                 Day/        8)                                        Fiscal Year         (D) or         cial
                                 Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                       Amount    (A) or      Price                         (I)            ship
                                                                 (D)                                       (Instr. 4)     (Instr. 4)

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Common Stock                    9/20/99       S         4,000     D           9.75
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Common Stock                    9/21/99       S         1,521     D           9.50
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Common Stock                    9/22/99       S         2,400     D           9.25           0
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*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (3-99)
                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                    ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

McGill
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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion               Number of
                                                                (A)     (D)    cisable Date       Title   Shares
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Stock Options                 9.00        3/30/99       A     3,602             (1)     3/30/09   Common    3,602
                                                                                                  Stock
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Stock Options                 9.00        3/30/99       A     5,398             (1)     3/30/09   Common    5,398
                                                                                                  Stock
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Stock Options                12.00        7/16/99       A    12,000             (2)     7/16/09   Common   12,000
                                                                                                  Stock
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Stock Options                 9.00       10/31/99       J             3,602   10/31/99 10/31/99   Common    3,602
                                                                                                  Stock
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Stock Options                 9.00       10/31/99       J             5,398   10/31/99 10/31/99   Common    5,398
                                                                                                  Stock
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Stock Options                12.00       10/31/99       J            12,000   10/31/99 10/31/99   Common   12,000
                                                                                                  Stock
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Stock Options                 9.00       10/31/99       A      9000           10/31/99 10/31/00   Common    9,000
                                                                                                  Stock
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Stock Options                9.688       10/31/99       A    22,000           10/31/99 10/31/00   Common   22,000
                                                                                                  Date
                                                                                                  Exercised
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9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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                             D
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                             D
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                             D
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                             D
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                             D
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                             D
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                             D
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   31,000                    D
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Explanation of Responses:

(1) Vested 20% on each 3/30/00, 3/30/01, 3/30/02, 3/30/03, 3/30/04

(2) Vested 20% on each 7/16/00, 7/16/01, 7/16/02, 7/16/03, 7/16/04

(J) Option cancelled on date of associate's termination

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ DENNIS MCGILL
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 2270 (3-99)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.